UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2021

Primo Water Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Corporate Center III 4221 W. Boy Scout Blvd., Suite 400 Tampa, Florida, United States	33607
(Address of principal executive offices)	(Zip Code)

(813) 313-1732

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares without nominal or par value	PRMW	New York Stock Exchange
	PRMW	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Senior Notes due 2029

On April 30, 2021 (the “Closing Date”), Primo Water Holdings Inc. (the “Issuer”), a wholly owned subsidiary of Primo Water Corporation (the “Company”), issued $750 million in aggregate principal amount of 4.375% Senior Notes due 2029 (the “New Notes”). The offering and sale of the New Notes were made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. In Canada, the New Notes were offered and sold on a private placement basis in certain provinces to accredited investors in reliance on available exemptions from the prospectus requirement of applicable Canadian securities laws.

The net proceeds from the offering of the New Notes, together with cash on hand, will be used to redeem all of the Company’s 5.50% Senior Notes due 2025 (the “2025 Notes”) outstanding on May 2, 2021 (the “Redemption Date”) at a redemption price equal to 102.750% of the aggregate principal amount of the 2025 Notes redeemed, plus any accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, and to pay the related premium, fees and expenses.

Indenture

On the Closing Date, the Issuer entered into an indenture (the “Indenture”) with the guarantors party thereto (the “Guarantors”), BNY Trust Company of Canada, as Canadian trustee and The Bank of New York Mellon, as U.S. trustee, paying agent, registrar, transfer agent and authenticating agent. Interest is payable on the New Notes on each April 30 and October 31, commencing on October 31, 2021. On or after April 30, 2024, the New Notes will be subject to redemption at any time and from time to time at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on April 30 of the years indicated below:

Year	Percentage
2024	102.188%
2025	101.094%
2026 and thereafter	100.000%

In addition, at any time prior to April 30, 2024, the Issuer may redeem all or a portion of the New Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, using a discount rate equal to UST plus 50 basis points.

The terms of the Indenture, among other things, limit the ability of the Issuer and the Company and its restricted subsidiaries to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of the Company’s subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates, subject to certain thresholds and exceptions. The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other covenants or agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency.

The foregoing summary description of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of April 30, 2021, by and among Primo Water Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian Trustee and The Bank of New York Mellon, as U.S. Trustee, Paying Agent, Registrar, Transfer Agent and Authenticating Agent, governing the 4.375% Senior Notes due 2029.

4.2	Form of 4.375% Senior Notes due 2029 (included as Exhibit A to Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Primo Water Corporation
(Registrant)
April 30, 2021

	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Chief Legal Officer and Secretary